UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ___________)*


Air France-KLM SA
(Name of Issuer)

 Common
(Title of Class of Securities)

009119108 and F01699130
(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:
[X ]	Rule 13d-1(b)
[  ]	Rule 13d-1(c)
[  ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  009119108 and F01699130





1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
     Donald Smith & Co., Inc.
	        13-2807845

2. 	Check the Appropriate Box if a Member of a Group (See
Instructions)

	(a)
	(b)  [X]


	3.	SEC Use Only
..........................................................

	4.	Citizenship or Place of Organization
		A Delaware Corporation

Number of           5.	Sole Voting Power   7,704,692 shares
Shares
Beneficially		6.	Shared Voting Power       0
Owned by
Each Reporting		7.	Sole Dispositive Power 7,713,082shares
Person With
				8.	Shared Dispositive Power   0


9.Aggregate Amount Beneficially Owned by Each Reporting Person
                  7,873,652 shares


10.	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.84%
12.	Type of Reporting Person (See Instructions)       IA




1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
     DSCO Value Fund, L.P.
	        27-1481102

2. 	Check the Appropriate Box if a Member of a Group (See
Instructions)

	(a)
	(b)  [X]


	3.	SEC Use Only
..........................................................

	4.	Citizenship or Place of Organization
		A Delaware Corporation

Number of           5.	Sole Voting Power    50,613 shares
Shares
Beneficially		6.	Shared Voting Power       0
Owned by
Each Reporting		7.	Sole Dispositive Power 50,613 shares
Person With
				8.	Shared Dispositive Power   0


9.Aggregate Amount Beneficially Owned by Each Reporting Person
                  7,873,652 shares


10.	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.84%
12.	Type of Reporting Person (See Instructions)       PN



1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
     Richard L. Greenberg


2. 	Check the Appropriate Box if a Member of a Group (See
Instructions)

	(a)
	(b)  [X]


	3.	SEC Use Only
..........................................................

	4.	Citizenship or Place of Organization
		A Delaware Corporation

Number of           5.	Sole Voting Power    5,500 shares
Shares
Beneficially		6.	Shared Voting Power       0
Owned by
Each Reporting		7.	Sole Dispositive Power 5,500 shares
Person With
				8.	Shared Dispositive Power   0


9.Aggregate Amount Beneficially Owned by Each Reporting Person
                  7,873,652 shares


10.	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.84%
12.	Type of Reporting Person (See Instructions)       IN




1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
     Donald and Paula Smith Family Foundation
		22-3732524

2. 	Check the Appropriate Box if a Member of a Group (See
Instructions)

	(a)
	(b)  [X]


	3.	SEC Use Only
..........................................................

	4.	Citizenship or Place of Organization
		United States of America

Number of           5.	Sole Voting Power    104,457 shares
Shares
Beneficially		6.	Shared Voting Power       0
Owned by
Each Reporting		7.	Sole Dispositive Power 104,457 shares
Person With
				8.	Shared Dispositive Power   0


9.Aggregate Amount Beneficially Owned by Each Reporting Person
                  7,873,652 shares


10.	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.84%
12.	Type of Reporting Person (See Instructions)       OO



























Item 1.

(a)	Name of Issuer: Air France-KLM SA
(b)	Address of Issuer's Principal Executive Offices
			45 rue de Paris
      Roissy DCG Cedex
			95747 Paris France
Item 2.

	(a)	Name of Person Filing: Donald Smith & Co., Inc.

	(b)	Address of Principal Business Office:
		152 West 57th Street
		New York, NY 10019

	(c)	Citizenship:    A Delaware Corporation

	(d)	Title of Class of Securities: Common

      (e)	CUSIP Number: 009119108 and F01699130




Item 3.	This statement is filed pursuant to Section 240.13d-1(b),
and the person filing is an investment advisor registered in accordance with Section 240.13d-1(b)(1)(ii)(E);

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned:   	7,873,652

	(b)	Percent of class:   			1.84%

	(c)	Number of shares as to which the person has:
	(i)	SOLE POWER TO VOTE:
		 Donald Smith & Co., Inc. 	7,704,692
		 DSCO Value Fund, L.P.	50,613
		 Richard Greenberg		5,500
		 Donald and Paula Smith
			Family Foundation	104,457

	(ii)	SHARED POWER TO VOTE:		SEE ITEM 5

	(iii)	SOLE POWER TO DISPOSE:
		 Donald Smith & Co., Inc. 	7,713,082
		 DSCO Value Fund, L.P.	50,613
		 Richard Greenberg		5,500
		 Donald and Paula Smith
			Family Foundation	104,457


Item 5.	Ownership of Five Percent or Less is
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [XX].


Item 6.	Ownership of More than Five Percent on Behalf of Another Person:
	NOT APPLICABLE

Item 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on By the Parent Holding Company
 		NOT APPLICABLE

Item 8.	Identification and Classification of Members of the Group
 		See EXHIBIT A

Item 9.	Notice of Dissolution of Group
	NOT APPLICABLE

Item 10.	Certification

	(a)
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 31, 2021
Date

Richard L. Greenberg___________
Signature

CEO & Co-CIO_________________
Title



SCHEDULE 13G - TO BE INCLUDED IN
STATEMENTS
	FILED PURSUANT TO RULE 13d-1(b) or 13d-2(b)
	RULE 13d-1(f)(1)  EXHIBIT A:

Donald Smith & Co., Inc.	IA
DSCO Value Fund, L.P. 	PN
Richard L. Greenberg		IN
Donald and Paula Smith Family Foundation OO




SCHEDULE 13G - TO BE INCLUDED IN
STATEMENTS
	FILED PURSUANT TO RULE 13d-1(b) or 13d-2(b)
	RULE 13d-1(f)(1)  AGREEMENT

	The undersigned persons, on January 30, 2021, agree and consent to the joint filing on their behalf of this
Schedule 13G in connection with their beneficial ownership of the Common Stock of Air France-KLM SA at
December 31, 2020.


	Donald Smith & Co., Inc.

	By /s/ Richard L. Greenberg
	Richard L. Greenberg
	CEO & Co-CIO
	Duly authorized by and on behalf of Donald Smith & Co., Inc.


	DSCO Value Fund, L.P.

	By /s/ Richard L. Greenberg
	Richard L. Greenberg
	CEO & Co-CIO
	Duly authorized by and on behalf of DSCO Value Fund, L.P


	Richard L. Greenberg

	By /s/ Richard L. Greenberg
	Richard L. Greenberg
	CEO & Co-CIO
	Duly authorized by and on behalf of Richard L. Greenberg




	Donald and Paula Smith Family Foundation

	By /s/ Richard L. Greenberg
	Richard L. Greenberg
	CEO & Co-CIO
	Duly authorized by and on behalf of
		Donald and Paula Smith Family Foundation